Exhibit 15.2

Consent of Jincheng Tongda & Neal Law Firm

April 25, 2019

China Finance Online Co. Limited

17th Floor of Fuzhuo Plaza A

No. 28 Xuanwai Street, Xicheng District

Beijing 100052, China

We hereby consent to the reference to our firm and the summary of our opinion under the “Item 3. Key information-D. Risk factor” and “Item 4. Information on the Company - B. Business overview - Regulation” in China Finance Online Co. Limited’s Annual Report on Form 20-F for the fiscal year ended December 31, 2018 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2019. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Jincheng Tongda & Neal Law Firm